LETTER OF UNDERSTANDING FOR CONSULTANT COMPENSATION

This letter of Agreement confirms the understanding between Infotopia, Inc. ("The Company") and First Equity Capital, Inc., a New York Corporation, P.O. Box 2, P.A.C.C., New York City, NY 10129 ("Consultant") and sets forth the terms under which Consultant shall render its consulting services to the Company. In consideration of the foregoing, and the covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties desire to reflect their agreement as to such consulting services as set forth below.

Consultant's services shall include the following:

     (a) The Consultant will use its best efforts to introduce the Company to parties which can complete a proposed private offering of the Company's common stock for a total of $2 million in financing to the Company;
(b)  review the Company's managerial and financial requirements;
(c)  review budgets and business plans;
(d) analyze and assess alternatives for the Company, presented by the Company, for raising capital, including public or private offerings of the Company's securities;
(e) advised will regard to shareholder relations and public relations matters, including the discrimination of financial documents to certain of the Consultant's clients and other members of the financial community (as determined by the Consultant);
(f) identify and introduce to the Company potential inventors or products to the Company.

The Consultant agrees to use its best efforts in the furnishing of advice and recommendations, and for this purpose the Consultant shall at all times maintain or keep available an adequate organization of personnel or a network of outside professionals for the performance of its obligations under this Agreement. In order to allow the Consultant to be kept current with the corporate affairs of the Company, at the Consultant's request, the Company will provide such updating information to the "due diligence" materials which shall be supplied by the Company to the Consultant. Prior to the identification of a managing underwriter, the Company will provide "due diligence" presentations to potential underwriters or placement agents. The dates and locations of the presentations will be mutually agreed upon between the Company and the Consultant.

For said services, Consultant shall receive certain compensation as detailed herein.

The total compensation under this agreement which shall be due
Consultant is the following:

Said compensation is to be paid in the following manner:

Offering

First Equity Capital will receive immediately 360,000 shares of Infotopia Common Stock for services rendered.

Compensation

Upon receipt by the company of every $100,000 from "the $100,000 promissory note offering" obtained through the consultants efforts 120,000 of the company shares will be issued to consultant, also 50,000 warrants at $0.15 and 50,000 warrants at $0.25. All stock and warrants shall carry piggyback rights warrants shall carry a 5-year expiration.

For any fifteen day period beginning July 15th the company is in receipt of $500,000 First Equity Capital will receive an additional 200,000 shares of Infotopia stock. If any fifteen day period that the company is in receipt of $250,000 First Equity Capital will receive an additional 100,000 shares of Infotopia stock. If by the date of September 1, 2000 the Company is in receipt of 1.5 million First Equity Capital will receive 300,000 shares of Infotopia stock. If by the date of September 15, 2000 the Company is in receipt of 2 million dollars First Equity Capital will receive an additional 600,000 shares of Infotopia stock.

Upon signing this agreement First Equity Capital will receive 360 thousand shares of Infotopia stock for services rendered.

Non-Compete

The compensation agreed to herein for Consultant shall be guaranteed to Consultant upon services rendered (i.e. the arranging of financing of 2 million dollars through the $100,000 Promissory Note offering). Under no circumstances shall Consultant be denied said compensation, provided Consultant has rendered the services contemplated herein to the Company. The Company hereby guarantees not to pay any other person or entity any compensation or runumeration in cash, stocks, option or warrant form, in connection with the raising of capital for the $100,000 Promissory Note offering contemplated herein.

Indemnification

The Company agrees to indemnify and hold harmless the Consultant and its affiliates, the respective directors, officers, partners, agents and employees and each other person, if any, controlling the Consultant or any of its affiliates (collectively the "Consultant Parties"), to the full extent lawfull, from and against all losses, claims, damages, liabilities and expenses incurred by them (including attorney's fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, its agents or employees. The Consultant will indemnify and hold harmless the Company, and the respective directors, officers, agents and employees of the Company and each other person, if any, controlling the Company or any of its affiliates (the "Company Parties") from and against all losses, claims, damages liabilities and expenses that result from bad faith, gross negligence, or unauthorized representations of the Consultant. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Consultant as applicable, if any loss, claim, damage or expense for which the Company or the consultant as applicable, may become liable pursuant to this Section, shall nor pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or Consultant as applicable a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages. The scope of the indemnification between the Consultant and the Company shall be limited to, and pertain only to transactions contemplated or entered into pursuant to the Agreement.

The Company or the Consultant, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within 15 days of notice of the claim.

The rights stated pursuant to the preceding two paragraphs shall be in addition to any rights that the Consultant, the Company or any other person entitled to indemnification may have in common low or otherwise, including but not limited to, any right to contribution.

Miscellaneous

The parties agree that this Letter of Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed and construed in accordance with the laws of the State of Nevada without application to the principles of conflict laws.

This Agreement shall be binding upon and inure to the benefits of the parties hereto and their, respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights under this Agreement without the prior written consent of the other party hereto.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may related in any way to the subject matter hereof. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by both parties.


Infotopia, Inc.                              First Equity Capital


By:                                By:
Title:                                  Title:
Date:                                   Date: